Exhibit 99.1

FOR IMMEDIATE RELEASE

                      SERVICE CORPORATION INTERNATIONAL AND
                        EQUITY CORPORATION INTERNATIONAL
                      JOINTLY ANNOUNCE MERGER MODIFICATIONS

HOUSTON, TEXAS, December 15, 1998 . . . Service Corporation International ("SCI") and Equity Corporation International ("ECI") jointly announced today that the previously announced Agreement and Plan of Merger (the "Merger Agreement") by and among SCI, a wholly owned subsidiary of SCI, and ECI has been amended to:

         - Increase the minimum price of SCI Common Stock used to calculate the Merger consideration to be received by ECI's stockholders from $34.00 to $38.00.

         - Increase the maximum amount of asset divestitures required to obtain antitrust approval.

Pursuant to and subject to the terms of the Merger Agreement, as amended, each of the issued and outstanding shares of ECI Common Stock will be converted in the Merger into the right to receive the number of shares of SCI Common Stock determined by dividing $27.00 by the Average SCI Stock Price (as defined below); provided, however, that (i) in the event the Average SCI Stock Price is greater than $41.50, the ECI Common Stock shall be converted into the right to receive the number of shares of SCI Common Stock determined by dividing $27.00 by $41.50 and (ii) in the event the Average SCI Stock Price is less than $38.00, the ECI Common Stock shall be converted into the right to receive the number of shares of SCI Common Stock determined by dividing $27.00 by $38.00.

The "Average SCI Stock Price"means the average of the Daily Per Share Prices (as defined below) for the ten consecutive trading days ending on the third trading day prior to the closing of the Merger. The "Daily Per Share Price" for any trading day means the weighted average of the per share selling prices on the New York Stock Exchange, Inc. (the "NYSE") of SCI Common Stock (as reported in the NYSE Composite Transactions) for that day.



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The  Merger  Agreement  has been  amended  considering  the  status  of  current discussions with the staff of the Federal Trade Commission ("FTC"). The Merger Agreement provides that SCI shall propose, negotiate, commit to and effect the sale, divestiture or disposition of such assets or businesses of SCI, or effective as of the effective time of the Merger, ECI, as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction or order which would have the effect of preventing or delaying the closing of the transactions contemplated by the Merger Agreement. The Merger Agreement has been amended to provide that SCI will not be required to sell, divest, dispose of or hold separate assets or businesses with aggregate 1997 revenues in excess of $20 million, rather than the $10 million amount provided for prior to amendment of the Merger Agreement. Based on previous discussions with the FTC staff, SCI and ECI anticipate that antitrust approvals will likely require divestitures with 1997 revenues in excess of $10 million. The parties believe, however, that any required divestitures will not have 1997 revenues in excess of $20 million.

The consummation of the Merger, anticipated in late December 1998 or January of 1999, is subject to the approval of holders of a majority of the shares of the outstanding ECI Common Stock and other customary closing conditions. As a consequence of these developments, the special meeting of ECI's stockholders called for December 22, 1998 to approve the Merger and the Merger Agreement has been postponed to a date to be announced. A supplement to the ECI Proxy Statement describing these changes will be distributed to ECI's stockholders entitled to vote on the merger.

As of September 30, 1998, SCI affiliates operated 3,370 funeral service locations, 430 cemeteries and 180 crematoria. SCI provides funeral and cemetery services in 18 countries on five continents.

Certain matters discussed in this release are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, but are not limited to, the following: The company maintaining its high level of acquisition activity and achieving expected performance from these acquired businesses, and the ability to manage internal growth of existing operations; the economy, competition and death rates in the company's geographic areas of operations; and sufficient availability of capital resources to fund future acquisitions and planned levels of capital expenditures which will depend on prevailing market conditions, interest rates, and the financial condition of the company.

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For additional information contact:

Todd A. Matherne
Vice President & Treasurer                       Tel: (713) 525-5243

Media Inquiries:
Kate Inverarity, Brunswick Group                 Tel: (212) 333-3810

Other Service Corporation International information and press releases are available through Company News On- Call by fax, (800) 758-5804, extension 104532, or at http://www.prnewswire.com or SCI's homepage: http://www.sci-corp.com